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                                                                  Exhibit (b)(2)

                   PRUDENTIAL STRUCTURED MATURITY FUND, INC.

                           Amendment No. 1 to Bylaws
                           -------------------------

Upon the affirmative vote of a majority of the Board of Directors of Prudential Structured Maturity Fund, Inc. (the "Corporation"), the Corporation's Bylaws are hereby amended as follows:

1. Effective November 18, 1999, the first paragraph of Article I, Section 7 is hereby replaced in its entirety as follows:

         Section 7. VOTING AND INSPECTORS. At all meetings, stockholders of record entitled to vote thereat shall have one vote for each share of common stock standing in his/her name on the books of the Corporation (and such stockholder of record holding fractional shares, if any, shall have proportionate voting rights) on the date for the determination of stockholders entitled to vote at such meeting, either in person or by proxy. A stockholder may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the stockholder or the stockholder's authorized agent signing the writing or causing the stockholder's signature to be affixed to the writing by any reasonable means, including facsimile signature. A stockholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, a telegram, cablegram, datagram, or other means of electronic transmission to the person authorized to act as proxy or to a proxy solicitation firm, proxy support service organization, or other person authorized by the person who will act as proxy to receive the transmission.

   Approved:  November 18, 1999

2. Effective February 29, 2000, Article VII is amended to read in its entirety as follows:

                                  ARTICLE VII

                                Indemnification
                                ---------------

         The Corporation shall indemnify present and former Directors, officers, employees and agents of the Corporation (each a "Covered Person") against judgments, fines, settlements and expenses to the fullest extent authorized, and in the manner permitted, by applicable federal and state law. The Corporation shall advance the expenses of Covered Persons who are parties to any Proceeding to the fullest extent authorized, and in the manner permitted, by applicable federal and state law. For purposes of this paragraph,
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   "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative. Pursuant and subject to this Article VII, the Corporation shall indemnify each Covered Person against, or advance the expenses of any Covered Person for, the amount of any deductible provided in any liability insurance policy maintained by the Corporation.

   Approved:  February 29, 2000